Exhibit 10.1

MEMORANDUM OF AGREEMENT Dated: October 19, 2007

 Norwegian Shipbrokers’
 Association’s Memo-
 Randum of Agreement for sale
 and purchase of ships.  Adopted
 by The Baltic and International
 Maritime Council (Bimco)
 In 1956.

Code-Name

SALEFORM 1993

 Revised 1966, 1983 And 1986/87.

DRAGAPORT LTDA.

Av. Pasteur, 110 / 8° andar-Botafogo-CEP

22290-240 Rio de Janeiro BRAZIL

hereinafter called the Sellers, have agreed to sell, and

GREAT LAKES DREDGE & DOCK COMPANY, LLC

2122 York Road

Oak Brook, IL, 60523 USA

hereinafter called the Buyers, have agreed to buy

Name: Macapà

Classification Society/Class: Bureau Veritas +HULL +MACH / Hopper dredger / Dredging within 15 miles from shore or within 20 miles from port.

Built:  1976                           By: IHC Smit

Flag:  Brazil                          Place of Registration: Rio de Janeiro, BRAZIL

Call Sign:  PS3320                               Grt/Nrt: 5519/3090

Register Number:  33A350

Name: Boa Vista I (“Boa Vista”)

Classification Society/Class: Bureau Veritas +HULL +MACH / Hopper dredger / Coastal Area / Dredging within 8 Miles from shore.

Built:  1977                          By: IHC Smit

Flag:  Brazil                         Place of Registration: Rio de Janeiro, BRAZIL

Grt/Nrt:  5519/3090

Register Number:  33R526

hereinafter called the Vessels, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,

a registered letter, telex, telefax, e-mail or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Vessels” means: the Dredge MACAPÁ, and the Dredge BOA VISTA I

1.            Purchase Price

U.S.$ 25,000,000 (twenty five million United States dollars )

2.            Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of USD 6,000,000.00 (six milllion US dollar) of the Purchase Price within 10 (ten) banking days from the date this Agreement is signed by Sellers and Buyers on faxed or scan-emailed form.  This deposit shall be placed by Buyers in the Wells Fargo bank. The 10 days time to deposit will start to run after documents that must be supplied by Sellers for opening the escrow account are received by the Buyers above referred address. The amount to be deposited, USD 6,000,000.00 shall be deposited by Buyers. Seller’s obligation in respect of opening the escrow agreement is limited to supplying the docummentation demanded by the bank and signing the escrow agreement.

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.  The deposit shall be applied to the Purchase Price at closing. If there is no closing, the deposit shall be lifted by the Sellers in accordance with clause 13 in the case of a Buyers’ default or refunded to the Buyers in accordance with clauses 5(d) and 14 in the case of a Sellers’ default.

Sellers shall authorize the bank to remit the deposited amount on the escrow account to the Buyers bank at the closing as a part of the purchase price. In case of one of the dredges being delivery before the other, due to an accident, as set forth in clause 5, d-3 and d-4, the deposit  shall be used pro rata as per d-4.

Should Buyers fail to deposit USD 6,000,000.00 to establish an escrow account, Buyers shall pay Sellers a penalty of US. $2,000,000 (two million United States dollars), unless due to Sellers’ delay In such a case this MOA will be considered as finalized and the deposit will not be any longer due.

Following establishment of the joint escrow account, Sellers shall pay/settle the mortgage of the vessels before Banco Nacional de Desenvolvimento Econômico e Social  (BNDES) (Brazilian State Controlled ‘National Economic and Social Development Bank’) registered before the Maritime Court.. Seller shall keep Buyers informed in respect of the payment of the mortgage to BNDES and also send to Buyers a copy of the respective receipt/release of the mortgage as soon as such document(s) is received from BNDES.

3.            Payment

The total Purchase Price shall be paid in full free of bank charges to

Bank:	BRADESCO
Agencia	3369-3
Account #:	15-9
Account Name:	Dragaport Ltda

Further instructions for the transfer shall be supplied by the Sellers.

The Purchase Price shall be paid on the closing/delivery of the Vessels,

4.            Inspections

a)~~*~~                               The Buyers have inspected and accepted the Boa Vista’s classification records.  The Buyers have also inspected the BOA VISTA afloat in the Port of Rio Grande on 20/06/07 and in the Port of Santos on 25 and 26/09/07.

                                                and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

The Buyers have inspected and accepted the Macapa’s classification records.  The Buyers have also inspected the Macapa afloat in the Port of Rio de Janeiro on  21/06/07 and 24/09/07 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.            Notices, time and place of delivery

a)                                      MACAPA is and will be kept at Rio de Janeiro port, where she will be delivered. BOA VISTA is at Santos port and Sellers will bring her to Rio de Janeiro port where she will be delivered.

b)                                     The Vessels shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in the Port of Rio de Janeiro.

                Expected time of delivery: at the closing (Clause 8).

                Date of cancelling (Clause 5c), 31/JAN/2008

c)                                      If Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessels will not be ready for delivery by the cancelling date, they may notify the Buyers in writing stating the date when they anticipate that the Vessels will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice, or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

                                                If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) 5 b) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessels not being ready by the original cancelling date.

(d)                                 It is agreed that the two Vessels (MACAPA and BOAVISTA I) are being jointly sold in a package agreement. If between the signature of this MOA and the Closing date (clause 5 lines 60 and 61), one or both Vessels suffers damage due to an accident  becoming an actual, constructive or compromised total loss, and/or suffer a particular average and considering the insured value of each dredge, the following shall apply:

(d.1) For the purpose of the insurance each dredge have the following value:

(a)  MACAPÄ, R$ 25.000.000,00 (brazilian reais) + 10% = R$ 27.500.000,00 (brazilian reais);

(b) BOA VISTA I, R$ 19.000.000,00 (brazilian reais) + 10% = R$ 20.900.000,00 (brazilian reais);

(d.2) Taking into consideration the insured value proportion, and for the purpose of the item (d) above the value/purchase price of each vessel/dredge will be considered the following:

(i)MACAPA:        55%       USD       13,750.000 (thirteen millions, seven hundred fifty thousand US dollars)

(ii) BOA VISTA    45%       USD       11,250.000 (eleven millions, two hundred fifty thousand US dollars)

Total                                     USD    25,000.000

(d.3) In case of actual, constructive, compromised total loss due to an accident.:

Sellers will receive the indemnification from their hull and machinery Underwriters, and shall sell/deliver the non damaged vessel with the Buyers paying the value of the remaining vessel provided for in item d.2 above. In this case, the remaining vessel shall be delivered by Sellers to Buyers, as per. the provisions set forth in this MOA.

Buyers will have the liberty to negotiate with the insurers the purchase of the wreck in case they want to repair the damaged dredge.

(d.4) In case of partial damages/ Particular Average due to an accident.

Sellers will be responsible for the repairs at the classification society’s satisfaction. Should the term of repairs exceed the time anticipated for the closing and/or the expected time of delivery and date of cancelling established in lines 60 and 61, the Buyers will receive the remaining vessel in operating conditions, within the conditions provided for in this MOA, paying the value of the remaining vessel provided for in item d.2 above. The deposit will be credited to the purchase on a pro rata basis.

As to the damaged vessel, the individual price established for the respective vessel set forth in item d.2 will be paid  after the repairs have been approved by the classification society. In this case, the expected time of delivery and date of cancelling established in lines 60 and 61, shall be considered extended until the date of closing becomes feasible and the provisions set forth in this MOA shall remain in force.

6.            Drydocking/Divers Inspection

After delivery, Buyers, for their account, will drydock the Vessels. If the Classification Society demands repairs of the underwater part of the hull, propellers and rudders, Owners agree to contribute with no more than USD 100,000.00 in each Vessel. Buyers will not contribute for costs of repair in any other part of the vessels.

7.            Spares/bunkers, etc.

The Sellers shall deliver the Vessels to the Buyers with everything belonging to her  As per attached list of Spare Parts.

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums without compensation to the Sellers.

8.            Documentation / Closing

Closing will take effect when the BNDES clears the mortgage, and Sellers having ready the herebelow listed certificates required by Brazilian authorities.

Sellers will notify Buyers when the documents for closing are ready for inspection. Within three working days, the documents shall be examined and approved. The approval will not be denied except for a reasonable reason. After the approval, Buyers will have five working days to effect payment of the purchase price, which shall take place at the date fixed for the closing.

Place of closing: Rio de Janeiro, BRAZIL, at Sellers lawyers office.

In exchange for payment of the Purchase Price Sellers shall furnish, at closing, the following documents for each of the Vessels:

a)                                      Legal Bill of Sale in a form recordable in The Republic of the Marshall Islands, warranting that the Vessels are free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarized and legalized.

b)            Current Certificate of Ownership issued by the Maritime Tribunal of Brazil.

c)                                      Any such additional documents as may required by the Brazilian authorities or by the authorities of the Country in which the vessels will be registered.

d)                                    Certified resolutions of the Board of Directors of the Sellers approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Buyers shall furnish a certified resolutions of the Board of Directors of the Buyers approving the execution, acceptance and performance of this Agreement and the consummation of the transactions contemplated by this Agreement

At the date of closing Sellers and Buyers shall jointly sign the Sale and Purchase Public Deed (“Escritura de Compra e Venda”) in the Maritime Public Notary (“Cartório Marítimo”) in Rio de Janeiro, whereby Sellers and Buyers’ representatives shall present their Articles of Incorporation. Costs of the deed for Sellers account.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessels from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans, which are on board the Vessels. Other certificates which are on board the Vessels shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessels’ log books but the Buyers to have the right to take copies of same.

9.            Encumbrances

The Sellers warrant that the Vessels, at the time of delivery, will be free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessels which have been incurred prior to the time of delivery.

10.          Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.          Condition on delivery

The Vessels with everything belonging to them shall be at the Sellers’ risk and expense until they are delivered to the Buyers, but subject to the terms and conditions of this Agreement they shall be delivered and taken over as they were at the time of inspection, fair wear and tear excepted.

12.          Name/markings

Upon delivery the Buyers undertake to change the name of the Vessels and alter funnel markings.

13.          Buyers’ default

Should the deposit not be paid in accordance with Clause 2, Sellers have the right to cancel this Agreement, and Buyers shall pay USD 2,000,000.00 (two million US dollars) as full compensation for their losses within 10 days.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit in the escrow account shall be released to Sellers as compensation.

14.          Sellers’ default

Should the Sellers fail to be ready to complete a legal transfer by the date stipulated in line 61 (31 January 2008) Buyers shall have the option of cancelling this Agreement except what is set forth in Clause 5.  In the event that Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to Buyers. without delay.

15.          Buyers’ representatives

Not applicable.

16.          Arbitration

This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(b) Notwithstanding (a) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), above, the following shall apply:

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii) The mediation process shall he without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

Addendum I, appended hereto, shall form part of this agreement.

Addendum to the Memorandum of Agreement dated September xx, 2007

Clause 18 General Provisions

(a)           Conduct of Business.  Prior to delivery of the Vessels, except as otherwise approved by the Buyers in writing, the Sellers shall operate the Vessels in the ordinary course of business consistent with past practice.  The Sellers shall give the Buyers prompt written notice of any material adverse change in the condition or operation of the Vessels.

(b)           Execution in Separate Parts.  This Agreement may be executed and delivered by each party hereto in separate counterparts (including execution and delivery by facsimile transmission), each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement, notwithstanding that all the parties have not signed the same counterpart.

(c)           Drafting.  For purposes of interpretation and enforcement, this Agreement is to be considered to have been drafted jointly by the parties hereto.

(d)           Costs and Expenses.  The Sellers shall pay the cost of any recording or filing fee for the release or termination of all liens on the Vessels.  Otherwise, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein.

(e)           Communications between the parties. For the purposes of this MOA, all notifications and communications between one party and another and/or their respective representatives/lawyers resulting from this MOA shall be in writing; via email. The following persons will be always addressed and copied of the respective messages:

Sellers

Luiz Maurício da Silveira Portela — lportela@cborio.com.br

Arnaldo Calbucci — afc@wilsonsons.com.br

Buyers

Richard Lowry — rmlowry@gldd.com

Kathleen Mackie LaVoy — kjmackie@gldd.com

Buyers’ Consultant

Ronic — Nicholas Wellington — nickwellington@ronic.com.br

Sellers’ Lawyers - Kincaid

Iwam Jaeger Jr. — iwam@kincaid.com.br

Luiz Regulo — luiz.regulo@kincaid.com.br

Buyers’ Lawyers - PCFA

Pedro Calmon Filho — pcalmon@attglobal.net

Carlos Dufriche — dufriche@pcfa.com.br

FOR THE SELLERS		FOR THE BUYERS
DRAGAPORT LTDA.		GREAT LAKES DREDGE & DOCK CO., LLC

Signed:	/s/ Luiz Maurício da Silveira Portela	Signed:	/s/ Richard M. Lowry

Name:	Luiz Maurício da Silveira Portela	Name:	Richard M. Lowry

Title:	Director	Title:	Executive Vice President & Chief Operating Officer

Date:	19 October 2007	Date:	October 19, 2007